Exhibit 99.1

PRESS RELEASE

Contact:	Paul Surdez (609) 452-4807 www.covance.com

COVANCE REPORTS FIRST QUARTER NET REVENUE GROWTH OF 9.3% TO
$580 MILLION, PRO FORMA EPS OF $0.75 AND ADJUSTED NET ORDERS OF $716 MILLION

— Raises FY2013 Pro Forma EPS Target to $3.00 to $3.20 —

Princeton, New Jersey, May 1, 2013 – Covance Inc. (NYSE: CVD) today reported results for its first quarter ended March 31, 2013.  Net revenue was $580 million, representing 9.3% growth from the first quarter of 2012.  On a GAAP basis, the company reported earnings of $0.86 per diluted share in the first quarter.  Excluding a gain on the sale of our investment in BioClinica, Inc. of $15.7 million and restructuring costs totaling $6.2 million, the company reported earnings per diluted share of $0.75, up 24.7% over the first quarter of 2012.

“Significantly higher kit volumes in central laboratories and continued strength in clinical development drove better-than-expected consolidated results in the first quarter, including revenue growth of 9.3%, pro forma operating margin of 9.4%, and pro forma EPS of $0.75,” said Joe Herring, Chairman and Chief Executive Officer. “We continue to win in the marketplace as evidenced by our adjusted net orders of $716 million in the quarter, representing an adjusted net book-to-bill of 1.23 to 1.

“Late-Stage Development first quarter revenues grew 16.8% year-on-year to $373 million. Central laboratories and clinical development grew 20% and 18%, respectively, which more than offset a decline in our market access services. Late-Stage Development pro forma operating margins were above our expectations at 22.8%, primarily due to increased volume in our central laboratory.

“In Early Development, results declined from the fourth quarter level as forecasted, with sequential growth in clinical pharmacology, research products, and nutritional chemistry being more than offset by a decline in toxicology and discovery support services. Revenue of $207 million declined 2.1% from the first quarter of last year while pro forma operating margin of 9.7% grew 440 basis points year-on-year, largely a result of our 2012 restructuring actions. Early development revenue and operating margin are expected to modestly increase on a sequential basis from the seasonally weak first quarter.

“Our strong start to the year leads us to raise our revenue growth target to be in the high-single digit range, versus our previous expectation of mid- to high-single digit growth, and pro forma diluted earnings per share target to a range of $3.00 to $3.20 (excluding the gain on sale, costs associated with our ongoing restructuring activities, and assuming foreign exchange rates remain at March 31, 2013 levels), versus our previous expectation of $2.85 to $3.15. We expect modest sequential increases in earnings per share each quarter as we progress throughout the year.”

Consolidated Results

($ in millions except EPS)	1Q13	1Q12	Change
Total Revenues	$634.3	$573.9
Less: Reimbursable Out-of-Pockets	$54.1	$43.1
Net Revenues	$580.2	$530.8	9.3%
Operating Income	$48.3	$46.1	4.6%
Operating Margin	8.3%	8.7%
Net Income	$48.2	$35.7	34.9%
Diluted Earnings per Share	$0.86	$0.60	41.8%
Restructuring costs	$(6.2)	—
Operating Income, excluding items*	$54.4	$46.1	18.0%
Operating Margin, excluding items*	9.4%	8.7%
Gain on Sale of Investment	$15.7	—
Net Income, excluding items*	$42.3	$35.7	18.6%
Diluted EPS, excluding items*	$0.75	$0.60	24.7%

* See attached pro forma income statement for reconciliation of 2013 GAAP to pro forma amounts.

Operating Segment Results

Early Development

($ in millions)	1Q13	1Q12	Change
Net Revenues	$207.3	$211.7	(2.1)%
Operating Income	$16.6	$11.3	46.4%
Operating Margin	8.0%	5.3%
Restructuring costs	$(3.6)	—
Operating Income, excluding items	$20.1	$11.3	77.8%
Operating Margin, excluding items	9.7%	5.3%

The Early Development segment includes preclinical toxicology, analytical chemistry, clinical pharmacology, discovery support, and research products.  Net revenues in the first quarter of 2013 declined 2.1% year-on-year to $207.3 million, as a result of the impact of the 2012 closure of the Basel and Honolulu sites and the sale of environmental services (which combined contributed $4.7 million in revenue in the first quarter of 2012). In the quarter, foreign exchange had a 10 basis point year-on-year unfavorable impact. Sequentially, revenue declined by $8.6 million from the fourth quarter as sequential growth in clinical pharmacology, research products, and nutritional chemistry were more than offset by declines in toxicology and discovery support services.

GAAP operating income in the first quarter of 2013 was $16.6 million, and included $3.6 million in costs associated with our on-going restructuring versus operating income of $11.3 million in the first quarter of 2012.  Pro forma operating income, excluding these costs, was $20.1 million in the first quarter of this year, a 78% increase from the first quarter of 2012. Pro forma operating margins were 9.7% in the first quarter of this year, versus 5.3% in the first quarter of last year and 12.0% in the fourth quarter of 2012.  The sequential decline in pro forma operating income was caused by a lower level of revenue in toxicology and discovery support services.

Late-Stage Development

($ in millions)	1Q13	1Q12	Change
Net Revenues	$372.9	$319.2	16.8%
Operating Income	$82.9	$72.4	14.5%
Operating Margin	22.2%	22.7%
Restructuring Costs	$(1.9)	—
Operating Income, excluding items	$84.8	$72.4	17.1%
Operating Margin, excluding items	22.8%	22.7%

The Late-Stage Development segment includes central laboratory, Phase IIb-IV clinical development, and market access services.  Net revenues for the first quarter of 2013 grew 16.8% year-on-year to $372.9 million, a sequential increase of $28.2 million from the fourth quarter level. In the quarter, foreign exchange favorably impacted revenue growth by 10 basis points. Year-over-year growth was driven by 20% growth in central laboratories and 18% growth in clinical development on a significantly higher level of activity, which more than offset a decline in our market access services. Sequentially, all three service areas grew, led by clinical development, then central laboratory, and market access services.

Operating income for the first quarter was $82.9 million on a GAAP basis and included $1.9 million in costs associated with our ongoing restructuring actions.  On a pro forma basis, operating income was $84.8 million, up 17.1% year-over-year and $11.5 million sequentially from the $73.4 million delivered last quarter. Pro forma operating margins expanded to 22.8% for the first quarter of 2013, up from 21.3% last quarter and 22.7% in the first quarter of 2012. The year-on-year increase in profitability was driven by operating leverage in central laboratories, which more than offset increased spending on strategic IT projects. Sequentially, margins expanded in all three service areas, and also included a slight reduction in IT operating expense.

Corporate Information

During the quarter ended March 31, 2013 the company sold its investment in BioClinica, Inc. for cash proceeds of $17.1 million and recorded a gain of $15.7 million.

The company reported first quarter adjusted net orders of $716 million. Backlog at March 31, 2013 was $6.61 billion compared to $6.64 billion at December 31, 2012 and $6.28 billion at March 31, 2012. Foreign exchange negatively impacted backlog sequentially by $83 million.

Corporate expenses totaled $51.3 million in the first quarter of 2013 (including $0.7 million in restructuring costs) compared to $48.3 million last quarter (including $1.5 million in restructuring costs) and $37.6 million in the first quarter of 2012. The largest driver of the year-over-year increase in corporate expenses is spending on our strategic IT initiatives followed by higher incentive compensation expenses related to the stronger-than-expected business performance.  Sequentially, the increase was largely driven by higher incentive compensation expenses followed by increased spending on our strategic IT initiatives.

Cash and cash equivalents at March 31, 2013 were $430 million compared to $493 million at December 31, 2012 and $440 million at March 31, 2012.  Debt outstanding is now $325 million.

Net Days Sales Outstanding (DSO) were 41 days at March 31, 2013 compared to 36 days at December 31, 2012 and the exceptionally low 29 days at March 31, 2012.

Free cash flow (defined as operating cash flow less capital expenditures) for the first quarter of 2013 was a negative $84 million, consisting of operating cash flow of a negative $54 million (reflecting the payment of 2012 annual bonuses and a five day increase in DSO) less capital expenditures of $30 million.  In 2013, we expect free cash flow to be at least $125 million, net of capital expenditures of approximately $160 million.  The free cash flow target for 2013 assumes net DSO at 40 days.

The Company’s investor conference call will be webcast on May 2 at 9:00 am ET.  Management’s commentary and presentation slides will be available through www.covance.com.

Covance, with headquarters in Princeton, New Jersey, is one of the world’s largest and most comprehensive drug development services companies with annual revenues greater than $2.2 billion, global operations in more than 30 countries, and more than 12,000 employees worldwide.  Information on Covance’s products and services, recent press releases, and SEC filings can be obtained through its website at www.covance.com.

Statements contained in this press release, which are not historical facts, such as statements about prospective earnings, savings, revenue, operations, revenue and earnings growth and other financial results are forward-looking statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  All such forward-looking statements including the statements contained herein regarding anticipated trends in the Company’s business are based largely on management’s expectations and are subject to and qualified by risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements.  These risks and uncertainties include, without limitation, competitive factors, outsourcing trends in the pharmaceutical industry, levels of industry research and development spending, the Company’s ability to continue to attract and retain qualified personnel, the fixed price nature of contracts or the loss or delay of large studies, risks associated with acquisitions and investments, the Company’s ability to increase order volume, the pace of translation of orders into revenue in late-stage development services, testing mix and geographic mix of kit receipts in central laboratories,  fluctuations in currency exchange rates, the realization of savings from the Company’s announced restructuring actions, the cost and pace of completion of our information technology projects and the realization of benefits therefrom,  and other factors described in the Company’s filings with the Securities and Exchange Commission including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.  The Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

Financial Exhibits Follow

COVANCE INC.

CONSOLIDATED INCOME STATEMENTS

FOR THE THREE MONTHS ENDED MARCH 31, 2013 AND 2012

(Dollars in thousands, except per share data)

(UNAUDITED)

	Three Months Ended March 31
	2013		2012
Net revenues	$580,199		$530,841
Reimbursable out-of-pocket expenses	54,136		43,067
Total revenues	634,335		573,908

Costs and expenses:
Cost of revenue	411,344		376,460
Reimbursable out-of-pocket expenses	54,136		43,067
Selling, general and administrative	89,219		81,029
Depreciation and amortization	31,385		27,230
Total costs and expenses	586,084	(a)	527,786

Income from operations	48,251	(a)	46,122

Other (income) expense, net:
Interest expense, net	871		493
Foreign exchange transaction loss, net	335		228
Gain on sale of investment	(15,693)		—
Other (income) expense, net	(14,487	)(a)	721

Income before taxes and equity investee earnings	62,738	(a)	45,401

Taxes on income	14,572	(a)	9,807

Equity investee earnings	—		98

Net income	$48,166	(a)	$35,692

Basic earnings per share	$0.89	(a)	$0.62

Weighted average shares outstanding - basic	54,207,032		57,745,855

Diluted earnings per share	$0.86	(a)	$0.60

Weighted average shares outstanding - diluted	56,307,034		59,229,881

(a) Three months ended March 31, 2013 includes, as applicable, $6,170 in restructuring costs ($4,347 net of tax), and $15,693 gain on sale of investment in BioClinica, Inc. ($10,194 net of tax).

Excluding the impact of restructuring charges and gain on sale of investment, as applicable:

Income from operations	$54,421	$46,122

Taxes on income	$10,896	$9,807

Net income	$42,319	$35,692

Basic earnings per share	$0.78	$0.62

Diluted earnings per share	$0.75	$0.60

COVANCE INC.

CONSOLIDATED BALANCE SHEETS

MARCH 31, 2013 and DECEMBER 31, 2012

(Dollars in thousands)

	March 31	December 31
	2013	2012
	(UNAUDITED)
ASSETS
Current Assets:
Cash & cash equivalents	$429,847	$492,824
Accounts receivable, net	344,362	339,558
Unbilled services	155,754	136,878
Inventory	48,790	49,270
Deferred income taxes	46,646	44,903
Income taxes receivable	—	3,642
Prepaid expenses and other current assets	210,823	167,629
Total Current Assets	1,236,222	1,234,704

Property and equipment, net	871,076	891,319
Goodwill	109,820	109,820
Other assets	36,737	52,499
Total Assets	$2,253,855	$2,288,342

LIABILITIES and STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$41,592	$34,430
Accrued payroll and benefits	97,552	144,681
Accrued expenses and other current liabilities	107,279	127,686
Unearned revenue	241,011	255,776
Short-term debt	325,000	320,000
Income taxes payable	2,900	—
Total Current Liabilities	815,334	882,573

Deferred income taxes	20,273	27,912
Other liabilities	75,646	70,665
Total Liabilities	911,253	981,150

Stockholders’ Equity:
Common stock	801	791
Paid-in capital	781,863	744,114
Retained earnings	1,648,792	1,600,626
Accumulated other comprehensive (loss) income	(13,346)	28,520
Treasury stock	(1,075,508)	(1,066,859)
Total Stockholders’ Equity	1,342,602	1,307,192
Total Liabilities and Stockholders’ Equity	$2,253,855	$2,288,342

COVANCE INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE THREE MONTHS ENDED MARCH 31, 2013 AND 2012

(Dollars in thousands)

(UNAUDITED)

	Three Months Ended March 31
	2013	2012
Cash flows from operating activities:
Net income	$48,166	$35,692
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	31,385	27,230
Non-cash compensation expense associated with employee benefit and stock compensation plans	10,932	10,447
Deferred income tax benefit	(4,710)	(2,409)
Gain on sale of investment	(15,693)	—
Loss on disposal of property and equipment	202	68
Equity investee earnings	—	(98)
Changes in operating assets and liabilities:
Accounts receivable	(4,804)	(339)
Unbilled services	(18,876)	(7,220)
Inventory	480	7,030
Accounts payable	7,162	(327)
Accrued liabilities	(67,536)	(57,502)
Unearned revenue	(14,765)	59,617
Income taxes	8,460	2,051
Other assets and liabilities, net	(34,461)	(28,806)
Net cash (used in) provided by operating activities	(54,058)	45,434

Cash flows from investing activities:
Capital expenditures	(30,350)	(29,873)
Proceeds from sale of investment	17,074	—
Other, net	393	114
Net cash used in investing activities	(12,883)	(29,759)

Cash flows from financing activities:
Net borrowings under revolving credit facility	5,000	310,000
Stock issued under option plans	24,909	2,094
Purchase of treasury stock	(8,649)	(283,980)
Net cash provided by financing activities	21,260	28,114

Effect of exchange rate changes on cash	(17,296)	6,864

Net change in cash and cash equivalents	(62,977)	50,653

Cash and cash equivalents, beginning of period	492,824	389,103

Cash and cash equivalents, end of period	$429,847	$439,756

COVANCE INC.

GAAP to Pro Forma Reconciliation

Q1 2013

(Dollars in thousands, except per share data)

(UNAUDITED)

		Adjustments
	GAAP	Restructuring Activities (1)	Other Items (2)	Pro Forma

Net revenues	$580,199			$580,199
Reimbursable out-of-pocket expenses	54,136			54,136
Total revenues	634,335	—	—	634,335

Costs and expenses:
Cost of revenue	411,344			411,344
Reimbursable out-of-pocket expenses	54,136			54,136
Selling, general and administrative	89,219	(4,673)		84,546
Depreciation and amortization	31,385	(1,497)		29,888
Total costs and expenses	586,084	(6,170)	—	579,914

Income from operations	48,251	6,170	—	54,421

Other (income) expense, net:
Interest expense, net	871			871
Foreign exchange transaction loss, net	335			335
Gain on sale of investment	(15,693)		15,693	—
Other (income) expense, net	(14,487)	—	15,693	1,206

Income before taxes and equity investee earnings	62,738	6,170	(15,693)	53,215

Taxes on income	14,572	1,823	(5,499)	10,896

Net income	$48,166	$4,347	$(10,194)	$42,319

Basic earnings per share	$0.89	$0.08	$(0.19)	$0.78

Weighted average shares outstanding - basic	54,207,032	54,207,032	54,207,032	54,207,032

Diluted earnings per share	$0.86	$0.08	$(0.18)	$0.75

Weighted average shares outstanding - diluted	56,307,034	56,307,034	56,307,034	56,307,034

(1) Represents costs incurred to better align capacity to preclinical market demand and reduce overall cost structure.

(2) Represents gain on sale of investment in BioClinica, Inc.